Exhibit 99.1

N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154

FOR IMMEDIATE RELEASE
MAY 18, 2010

INVESTOR CONTACTS:	MEDIA CONTACT:
JEFFREY L. MOBLEY, CFA (405) 767-4763 jeff.mobley@chk.com JOHN J. KILGALLON (405) 935-4441 john.kilgallon@chk.com	JIM GIPSON (405) 935-1310 jim.gipson@chk.com

CHESAPEAKE ENERGY CORPORATION ANNOUNCES CLOSING OF PRIVATE
ISSUANCE OF $1.7 BILLION OF 5.75% CUMULATIVE NON-VOTING
CONVERTIBLE PREFERRED STOCK

OKLAHOMA CITY, OKLAHOMA, MAY 18, 2010 – Chesapeake Energy Corporation (NYSE:CHK) today announced it has closed the private issuance of $1.7 billion of convertible preferred stock.  The company sold $600 million of its 5.75% cumulative non-voting convertible preferred stock to investors in Asia.  Additionally, Chesapeake sold $1.1 billion of its 5.75% cumulative non-voting convertible preferred stock (Series A) to investors in North America.  Both series of preferred stock have a liquidation preference of $1,000 per share.  Chesapeake will use the net proceeds from the placements to repay senior indebtedness.

The annual dividend on each share of preferred stock is $57.50 and is payable quarterly when, as and if declared by the company, in cash, in arrears on each February 15, May 15, August 15 and November 15, commencing August 15, 2010.  The preferred stock is not redeemable.  Each share of the 5.75% preferred stock sold to investors in Asia will be convertible at any time at the option of the holder into approximately 37.0370 shares of Chesapeake common stock, which is based on an initial conversion price of $27.00 per common share and each share of the 5.75% preferred stock (Series A) sold to investors in North America will be convertible at any time at the option of the holder into approximately 35.7961 shares of Chesapeake common stock, which is based on an initial conversion price of $27.94 per common share.  The conversion price is subject to customary adjustments in certain circumstances.  The preferred stock will be subject to mandatory conversion on or after May 17, 2015 into Chesapeake common stock, at the option of the company, if the closing price of Chesapeake's common stock exceeds 130% of the conversion price for 20 trading days during any consecutive 30 trading day period.

The preferred stock of both series was issued pursuant to an exemption from the registration requirements of the Securities Act of 1933 (the “Securities Act”) and the preferred stock (Series A) was reoffered by an initial purchaser pursuant to Rule 144A and Regulation S.  The preferred stock sold by Chesapeake and the underlying common stock issuable upon conversion has not been and will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

This press release is being issued pursuant to Rule 135c under the Securities Act, and is neither an offer to sell nor a solicitation of an offer to buy the preferred stock, the underlying common stock, or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the preferred stock, the underlying common stock or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful.

Chesapeake Energy Corporation is one of the largest producers of natural gas and the most active driller of new wells in the U.S.  Headquartered in Oklahoma City, the company's operations are focused on discovering and developing unconventional natural gas and oil fields onshore in the U.S. Chesapeake owns leading positions in the Barnett, Fayetteville, Haynesville, Marcellus and Bossier natural gas shale plays and in the Eagle Ford, Granite Wash and various other unconventional oil plays. The company has also vertically integrated its operations and owns substantial midstream, compression, drilling and oilfield service assets. Further information is available at www.chk.com.